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EXHIBIT 5.3


                               SUBLEASE AGREEMENT

         THIS SUBLEASE is executed, made, delivered and entered into this 5th day of August, 2005, by and between GEBO Corporation USA, a Florida Corporation, hereinafter referred to as "Sublessor," and Morgan Beaumont, Inc., a Nevada Corporation, hereinafter called "Sublessee".

                                    RECITALS:
                                    ---------

         Sublessor is the Tenant under a Commercial Lease Agreement, hereinafter referred to as the "Main Lease", entered into on the 23rd day of December, 2003, by and between 6015, LLC, a Florida Limited Liability Company, as Lessor, and GEBO Corporation USA, a Florida Corporation, as tenant. A copy of the Main Lease is attached hereto as Exhibit "A".

         Sublessor demises, leases and lets to Sublessee those certain premises consisting of the first floor of the HENSON OFFICE CENTER in Manatee County, Florida, with a common street address of 6015 31st Street East, Bradenton, Florida 34203, hereinafter referred to as "Unit". The Sublessee acknowledges that said leased premises contains a lobby/reception area that shall be jointly utilized by the Sublessee and any tenants or other occupants of the second floor of the office center. Said lobby/reception area is outlined in blue on the attached floor plan marked Exhibit "B" and incorporated by reference.

         The subleased premises are to be utilized by the Sublessee only for the purpose of office space and related uses of the business to be operated thereon. The business to be operated thereon is to be known as: Morgan Beaumont.

         The Unit consists of approximately 20,000 square feet based on outside of wall to outside of exterior wall dimensions, and centerline of divisional wall dimensions. The leased premises are outlined in red on the attached floor plan marked Exhibit "B" and incorporated herein by reference. The aforementioned estimate of the square footage of the unit is merely an estimate. Said estimate is not intended to be, and shall not be relied upon by Sublessee for any purpose.

         This Sublease Agreement is entered into upon the following terms and conditions, all of which the parties hereto covenant to observe, keep, and perform:

         1.TERM: This Sublease shall commence on the 1st day of August, 2005, and shall expire at midnight EST on the 31st day of December, 2008 (representing the balance of the original term of the Main Lease) unless extended or renewed pursuant to the provisions contained herein, or unless sooner terminated as provided for in this Sublease and/or Florida Law.

         2. RENT: All rents provided for herein shall be plus all applicable sales or use taxes. Payment of the Base Rent and Additional Rent, as hereinafter set forth, for the month of August 2005 shall be paid upon execution of this Sublease and all subsequent payment of rent shall be due and payable on the first day of each succeeding month.

         A. BASE RENT. During the term of this Sublease Agreement, Sublessee shall pay Base Rent in the sum of $8,333.33 per month, as adjusted annually to compensate for changes in the cost of living as computed in Subparagraph 2D (Adjustment to Base Rent) of the Main Lease, plus sales tax.

         B. ADDITIONAL RENT. Sublessee agrees to pay as Additional Rent the proportionate share of the cost of the operation and maintenance of the Office Center in accordance with and as computed in Subparagraph 2B (Additional Rent) of the Main Lease, together with Sales Tax.

         C. ESTIMATED MONTLY/YEARLY RENT CHARGES. By way of illustration an estimate of the lease rate, CAM charges, and sales tax for the unit estimated on a monthly and annual basis is attached hereto as Exhibit "C".


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         D. RENEWAL TERMS OF MAIN LEASE. Upon expiration of this sublease (and expiration of the original term of the Main Lease) and provided that Sublessor is not in default in its obligations under the Main Lease, Sublessee may exercise the Options to Renew as set forth in the Main Lease subject to the rent payment and the terms and conditions for renewal as set forth in the Main Lease. Upon exercising the option to renew, and upon the Sublessee, providing written agreement that the Sublessee agrees to assume and be bound by all terms and conditions of the Main Lease, Sublessee shall be substituted for Sublessor, as Tenant, under the Main Lease, and Sublessor shall have no further liability to Sublessee or Landlord under the terms of the Main Lease.

         E. LOCATION FOR PAYMENT OF RENT. All payments by Sublessee to Sublessor shall be made payable to Sublessor as the same becomes due payable to the order of and made payable at:

                                    PAYEE:            GEBO CORPORATION USA
                                    ADDRESS:          Todd A. Guthrie, CFO
                                                      Sidel Solutions
                                                      5600 Sun Court
                                                      Norcross, Georgia 30092

         3. UTILITIES. Sublessee shall be solely responsible for and shall promptly pay all charges and expenses for any and all utilities supplied to the leased premises for which the Sublessor would be responsible under the terms pertaining to Utilities as set forth in the Main Lease.

         4. SECURITY DEPOSIT. Sublessee shall pay to Sublessor a security deposit of Ten Thousand Dollars ($10,000.00) as an offset to the Security Deposit of like sum paid by Sublessor to Landlord as part of the Main lease. The security deposit cannot be used as payment of rent, and shall be refunded to Sublessee at the end of this Sublease; provided, however, payment to repair any damages to the Premises will be first subtracted from said security deposit as provided in the Main Lease.

         5. ASSUMPTION AGREEMENT AND COVENANTS. The Sublessee shall comply with all of the provisions of the Main Lease which are to be observed or performed during the term hereof by the Sublessor as Tenant thereunder, except that payment of rent shall be governed by the provisions of Paragraph 2 above. Insofar as the provisions of the Main Lease do not conflict with specific provisions herein contained, they and each of them are incorporated into this Sublease as fully as if completely rewritten herein, and the Sublessee agrees to be bound to the Sublessor and perform all of the obligations and responsibilities that Sublessor by the Main Lease assumes toward the Landlord, and to indemnify and hold harmless Sublessor from any claim or liability under the Main Lease except for payment of rental by Sublessor to the Landlord as provided in the Main Lease. The relationship between the Sublessee and Sublessor hereunder shall be the same as that between the Sublessor and the Landlord under the Main Lease.

         6. MAINTENANCE OF PREMISES. Sublessee agrees to be bound to the Sublessor and perform all of the obligations and responsibilities that Sublessor by the Main Lease assumes toward the Landlord in connection with the maintenance of the premises as set forth in Paragraph (8)E of the Main Lease.

         7. INSURANCE. Sublessee shall cause to be placed in effect immediately upon execution of this Sublease, and shall maintain same in full force and effect during the term of this Sublease, Bodily Injury and Property Damage, and Commercial General Liability Insurance for the combined single limit coverage of not less than $1,000,000.00 per occurrence covering Sublessee's use of the leased premises and the Office Center together with insurance for the replacement of plate glass, with any and all of said insurance policies naming the Landlord under the Main Lease and Sublessor as additional insured.

         8. ASSIGNMENT AND SUBLEASING. Sublessee shall neither sublet the demised promises, or any part thereof, nor assign this lease or any interest therein, nor permit this lease or any interest therein to become transferred by operation of law or otherwise without first obtaining, in each case, the prior written consent of Sublessor and Landlord.

         9. DEFAULT.

         A. If Sublessee shall default in the payment of any base rent or additional rent, as said terms are defined in Paragraphs 2A and 2B above, said payments being due on the first day of each month during the term of this Sublease, and if such default shall continue for a period of fifteen (15) days after said payments are due; or if Sublessee shall default or fail in the performance of a material covenant or agreement on its part to be performed in this Sublease and Main Lease incorporated herein; and such default shall not have been cured within thirty (30) days after receipt by Sublessee of written notice of said default from Sublessor, then Sublessor shall have the right to:

         (1) Declare the entire balance of all rent of whatever nature due for the remaining term of this Sublease due and payable in full, including reasonable attorney's fees.

         (2) Retake possession of the premises, re-let the premises in good faith as the agent of Tenant and receive the rent therefore upon such terms as shall be available to the Sublessor. In the event of an abandonment of the leased premises by Sublessee, all rights of the Sublessee to repossess the leased premises shall be forfeited.

         (3) Re-entry by Sublessor shall not release Sublessee from any rent of whatever nature to be paid or covenants to be performed hereunder during the full term of this Sublease.

         10. INDEMNIFICATION OF SUBLESSOR. Sublessee agrees to indemnify and save Sublessor and Landlord from and against any and all claims arising from any act, omission, negligence of Sublessee, its licensees, agents, servants or employees, and from and against all costs, expenses and liabilities incurred in or in connection with any such claim or proceedings brought thereon.

         11. ATTORNEY'S FEES. If, because of any breach by Sublessee of its obligations under this Sublease, it shall become necessary for Sublessor to employ legal services to enforce or defend Sublessor's rights or remedies hereunder, Sublessee agrees to pay any attorney's fees thus incurred by Sublessor.

         12. NO RECORDING OF THIS AGREEMENT. This Agreement shall not be recorded in the Public Records of Manatee County, Florida. In the event Sublessee does record this Agreement in said Public Records, said action shall constitute a material breach of this Agreement.

         13. BINDING EFFECT. This Agreement shall be binding upon the parties, their successors and/or assigns.

         14. INVALIDITY. In the event any word, phrase, term or provision in this Sublease shall be invalid, illegal, or unenforceable in any respect, this shall not affect, prejudice, nor disturb the remainder of this Sublease.

         15. NOTICE. All notices, requests, demands, and other communications shall be in writing, and shall be deemed to have been given when deposited in the United States mail by certified mail, return receipt requested, postage prepaid, addressed as follows:

        As to Sublessor:   GEBO Corporation USA
                           c/o Todd A. Guthrie, CFO
                           Sidel Solutions
                           5600 Sun Court
                           Norcross, Georgia 30092


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        With a copy to:    Joel W. Walters, Esq.
                           Walters Levine Klingensmith & Thomison, P.A.
                           1800 Second Street, Suite 808
                           Sarasota, FL 34236
                           Tel: (941) 364-8787
                           Fax: (941) 361-3023

        With a copy to:    Troy H. Myers, Jr., Esq.
                           1card, Merrill, Culllis, Timm, Furen & Ginsburg, P.A.
                           2033 Main Street, Suite 600
                           Sarasota, FL 34237
                           Tel: (941) 953-8110
                           Fax: (941) 366-6384 (Attention: Troy H. Meyers, Jr.)

        As to Sublessee:   Morgan Beaumont, Inc.
                           6015 31st Street East
                           Bradenton, FL 34203

        With a copy to:    Joel W. Walters, Esq.
                           Walters Levine Klingensmith & Thomison, P.A.
                           1800 Second Street, Suite 808
                           Sarasota, FL 34236

        With a copy to:    Troy H. Myers, Jr., Esq.
                           lcard, Merrill, Cullis, Timm, Furen & Ginsburg, P.A.
                           2033 Main Street, Suite 600
                           Sarasota, FL 34237
                           Tel: (941) 953-8110
                           Fax: (941) 366-6384 (Attention: Troy H. Meyers, Jr.)

         16. RADON GAS. As required by law, Landlord makes the following disclosure:

          Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

         17. LANDLORD CONSENT TO SUBLEASE. The written consent to sublease is attached hereto as Exhibit "D" and the terms of said consent are incorporated herein.

         18. VENUE. This Sublease shall be construed and interpreted pursuant to the laws of the state of Florida and the parties hereby stipulate that venue relevant to any dispute concerning this Sublease shall be in Manatee County, Florida.

         19. DUPLICATE ORIGINAL. This document has been executed in triplicate each of which shall constitute an original.

SIGNED, SEALED AND DELIVERED IN THE PRESENCE OF:

EXECUTED BY SUBLESSEE ON AUGUST 5, 2005:

                                             MORGAN BEAUMONT, INC., A NEVADA
                                             CORPORATION

/S/ [SIGNATURE ILLEGIBLE]                    BY: /S/ THEODORE MISIEWICZ
--------------------------------                --------------------------------
First Witness                                        ITS: CFO


/S/ RON STEELE
--------------------------------
Second Witness


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EXECUTED BY SUBLESSOR ON AUGUST 5, 2005:

                                             GEBO CORPORATION USA

/S/ [SIGNATURE ILLEGIBLE]                    BY: /S/ TODD A. [ILLEGIBLE]
--------------------------------                --------------------------------
First Witness                                        ITS: CFO


/S/ JUDY ALLEN
--------------------------------
Second Witness




EXECUTED BY LANDLORD ON AUGUST 5, 2005:

                                             6015, LLC, A FLORIDA LIMITED
                                             LIABILITY COMPANY

/S/ [SIGNATURE ILLEGIBLE]                    BY: /S/ STEVEN E. GREENFIELD
--------------------------------                --------------------------------
First Witness                                        ITS: MANAGING MEMBER


/S/ DOUGLAS [ILLEGIBLE]
--------------------------------
Second Witness